(As filed December 4, 2000)
                                                                File No. 70-8945

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    "POS-AMC"
                        (Post-Effective Amendment No. 1)
                                       to
                           APPLICATION OR DECLARATION
                                       ON
                                    FORM U-1
                                      under
                 The Public Utility Holding Company Act of 1935

                    ----------------------------------------

                               AMEREN CORPORATION
                              1901 Chouteau Avenue
                            St. Louis, Missouri 63103

               (Name of company or companies filing this statement
                   and address of principal executive offices)

                    ----------------------------------------

                               AMEREN CORPORATION

                 (Name of top registered holding company parent
                         of each applicant or declarant)

                    ----------------------------------------

                       Steven R. Sullivan, Vice President,
                          General Counsel and Secretary
                             Ameren Services Company
                              1901 Chouteau Avenue
                            St. Louis, Missouri 63103

                     (Name and address of agent for service)

                    ----------------------------------------
              The Commission is requested to mail signed copies of
                   all orders, notices and communications to:

               Ronald Gieseke, Esq.               William T. Baker, Jr., Esq.
               Ameren Services Company            Thelen Reid & Priest LLP
               1901 Chouteau Avenue               40 West 57th Street
               St. Louis, Missouri 63103          New York, New York 10019-4097

     Ameren Corporation ("Ameren"), whose principal business address is at 1901 Chouteau Avenue, St. Louis, Missouri 63103, is a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). Ameren owns all of the issued and outstanding common stock of Union Electric Company ("Union Electric") and Central Illinois Public Service Company ("CIPS"), each of which is an electric and gas utility company. Together, Union Electric and CIPS provide retail and wholesale electric service to approximately 1.5 million customers and retail natural gas service to approximately 300,000 customers in a 24,500 square-mile area of Missouri and Illinois.

     By order dated December 30, 1997 in this proceeding (Holding Co. Act Release No. 26809) (the "Merger Order"), the Commission authorized Ameren to acquire Union Electric and CIPS, to organize a service company subsidiary, and to issue and sell common stock pursuant to certain stock plans. In addition, the Commission authorized Ameren to retain the direct and indirect non-utility subsidiaries and investments of Union Electric and CIPSCO Incorporated, CIPS' parent company, subject to certain exceptions. Specifically, the Commission conditioned its approval for the transaction on the commitment of Ameren to reduce the voting interest or investment of Union Electric Development Corporation ("UEDC"), a subsidiary of Union Electric, of CIPSCO Investment Company ("CIPSCO Investment"), a subsidiary of CIPSCO Incorporated, and of CIPSCO Venture Company ("CIPSCO Venture"), an indirect subsidiary of CIPSCO Incorporated, in certain limited liability companies. Ameren committed to reduce its indirect ownership in these limited liability companies to below 5% within three years of the date of the Commission's order, so that these entities would not constitute "affiliates" of Ameren under the Act. In no case is UEDC or CIPSCO Venture the managing member of any of the limited liability companies that are the subject of this commitment.

     Currently, Ameren indirectly holds 5% or more of the membership interests of the following limited liability companies:

     St. Louis Equity Funds & Housing Missouri, Inc. - UEDC and CIPSCO Investment have invested or committed to invest in varying percentages (not greater than 20%) in membership interests in 9 limited liability companies that own low income housing properties that qualify for federal income tax credits.

     Effingham Development Building II Limited Liability Company - CIPSCO Venture holds a 40% membership interest in this entity, which owns a manufacturing facility that is leased to an industrial customer.

     Mattoon Enterprise Park, LLC - CIPSCO Venture owns a 20% interest in this LLC, which owns farmland to be used for the development of an industrial park within the boundaries of the City of Mattoon.

     MACC, LLC - CIPSCO Venture owns a one-third interest in this LLC, which purchased land from Mattoon Enterprise Park, LLC and developed an industrial


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


facility for two tenants. (This transaction closed subsequent to the date of the Merger Order).

     Ameren's aggregate investment in all of these limited liability companies is approximately $8 million, or less than .1% of Ameren's consolidated assets as of June 30, 2000.

     In addition, as part of the merger filing, Ameren agreed to liquidate its CIPSCO Securities portfolio, which invested in various securities that did not comply with the requirements of Rule 40(a)(1) of the Act. Investments in the Flaherty & Crumrine Preferred Stock Portfolio, the Gateway Index Risk Adjusted program, the Mesirow Alternative Strategies Fund, LP and the Genesee Eagle Fund have all been liquidated since the date of the Merger Order.

     Ameren requests that the Commission issue a supplemental order granting an extension to June 30, 2001, of the deadline for complying with the commitment of Ameren to reduce its percentage interest in each of the limited liability companies described above. During this period, Ameren intends to file a further post-effective amendment in which it will address whether the interest of a non-managing member in a limited liability company may be deemed to be a non-voting security.

     The Commission is requested to issue a supplemental order before December 30, 2000. Ameren submits that there is no requirement for the Commission to publish a notice of the filing of this Post-Effective Amendment in the Federal Register.

                                   SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this Post-Effective Amendment filed herein to be signed on its behalf by the undersigned thereunto duly authorized.

                                        AMEREN CORPORATION


                                        By: /s/ Steven R. Sullivan
                                           ------------------------------------
                                        Name:   Steven R. Sullivan
                                        Title: Vice President, General Counsel
                                               and Secretary

Date:   December 4, 2000


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